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                                                                   Exhibit 4.1
                          CHICAGO TITLE CORPORATION
                               AND SUBSIDIARIES
                          DEFERRED COMPENSATION PLAN


                               December 1, 1998


1. Establishment and Purpose. Chicago Title Corporation (Company) hereby establishes for itself and its subsidiary companies (each an Employer) the Chicago Title Corporation and Subsidiaries Deferred Compensation Plan (Plan) effective December 1, 1998. The purpose of the plan is to permit a select group of management or highly compensated employees of an Employer the opportunity to defer certain compensation received for services as an employee.

2. Administration of Plan. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (Committee) in its sole discretion. The Committee shall have full power and authority to interpret, construe, administer, amend or terminate the Plan and to delegate duties to other Employers or other persons; provided however, neither the amendment to, nor the termination of, the Plan shall operate to reduce the account value of a Participant in the Plan as of the date of such amendment or termination. The Committee's interpretation and construction of the Plan, and all actions taken pursuant to the Plan, shall be final, conclusive and binding on all persons, for all purposes.

3. Eligibility. Each Employer may make recommendations to the Committee of the employees described in paragraph 1 who shall be eligible to participate in the Plan and the Committee shall approve all proposed Participants in its sole discretion.

4. Deferral of Compensation. Each eligible Participant may elect to defer the receipt of commissions, bonuses, incentive compensation and other compensatory amounts (whether in the form of cash or Common Stock of the Company, other than annual base salary) approved by the Committee to be received from an Employer during the next following calendar year (or in the case of a Participant initially eligible for the Plan, during the next following month and for the balance of such calendar year) or, if provided by the Committee, earned after the date of such election, by completing an election form approved by the Committee, as the form may be amended from time to time. A sample election form is attached as Exhibit A.

      The election made by a Participant shall be irrevocable for the first calendar year with respect to which the election is made. The election made by a Participant shall remain in effect for each successive calendar year unless the Participant (i) files with the Committee a notice of discontinuance of Plan participation (which may be filed at any time to be effective at the commencement of the next calendar year) or (ii) files with
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      the Committee a new election at least 30 days before the beginning of a successive calendar year. Otherwise, the Participant's election shall be irrevocable with respect to each such successive calendar year.

5. Deferred Accounts. The Company shall establish a separate bookkeeping account in the name of each Participant and reflecting deferred compensation otherwise payable by an Employer. Amounts deferred by a Participant pursuant to the Plan shall be credited to the appropriate account effective as soon as administratively practical after the time such amounts would have been payable to the Participant by an Employer in the absence of an election to defer.

      Each deferred account in the name of a Participant shall thereafter be adjusted for investment return as provided in Section 6 below.

6. Investment Return. Each Participant's account shall be deemed invested in accordance with either (a) or (b) below as designated by the Participant in the election form:

      (a) Amounts deferred may be credited with interest at a rate equal to the three-month London Interbank Offered Rate (LIBOR) published in The Wall Street Journal (WSJ) plus 1.0% per annum. For any calendar quarter three-month LIBOR will be determined at the beginning of the quarter effective as of January 1, April 1, July 1 or October 1, as applicable. If January 1, April 1, July 1 or October 1 of any year is not a day for which LIBOR is published in the WSJ, then three-month LIBOR will be determined as of the next succeeding day which is a day for which LIBOR is published in the WSJ. LIBOR will be applied on the basis of actual days elapsed over a year consisting of 360 days. Interest will be credited to each Participant's account quarterly at the end of the day immediately preceding the day on which a new three-month LIBOR becomes effective. If three-month LIBOR is no longer published in the WSJ, then the Committee shall solely determine an alternative source for such rate information.

      (b) Amounts deferred may be deemed invested in shares of common stock of Chicago Title Corporation, par value $1.00 per share (the "Common Stock") with the number of whole and fractional shares credited to the Participant's account to be based on the closing price of the Common Stock on the trading date immediately preceding the date of any deemed investment or reinvestment in the Common Stock. Any dividend or distribution payable with respect to the Common Stock shall be reflected for the Participant's account as a deemed reinvestment in the Common Stock, unless otherwise provided by the Committee.
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      (c)   Subject to Committee approval and such rules as may be
            established by the Committee, a Participant at any time after attaining age 55 may elect, once and only once, by giving thirty days' advance written notice before the beginning of a calendar year, to transfer amounts credited under subparagraph (b) above to subparagraph (a), as of the first trading day of such year.

      (d) The Company may, in its sole discretion, establish an irrevocable grantor trust for the purpose of funding its obligations to pay deferred compensation benefits under the Plan. The Company shall not be required to invest the assets of any such trust in the same manner as the Participant's investment election in accordance with paragraphs (a) or (b) above, but the Company may do so in its discretion. The establishment and funding by the Company of any such trust shall not affect the unfunded status of the Plan, as provided in Section 10 below.

7. Event of Distribution. The election form executed by a Participant in accordance with Section 4 above shall contain not only a designation of compensation to be deferred but also the events elected by the Participant the occurrence of which will result in distribution of such accounts. Such election, once made, shall be irrevocable. A Participant may elect one of the following distribution events:

      (a) The Participant's termination of employment or retirement from the Company's controlled group of companies (within the meaning of Section 414(b) of the Internal Revenue Code of 1986, as amended) or

      (b) Such other event as shall be specified by the Participant; provided that no such election shall defer the commencement of distributions (i) beyond the Participant's attainment of age 65 or, if later, termination of employment or retirement from the Company's controlled group of companies or (ii) for a period shorter than two full calendar years following the year of deferral (other than by termination of employment or retirement).

      Notwithstanding the foregoing, in the event of a change in control of the Company (as defined in the Company's stock option plan), all deferred amounts (and earnings credited thereon) will be paid immediately to or on behalf of Participants and no further deferrals will be permitted under the Plan.

8. Payment of Distribution. A Participant may elect to receive a distribution of account value in accordance with the following. Such election shall be made at the same time and in the same manner as provided in Section 4 above:

      (a)   In a cash lump sum as soon as practicable following the
            occurrence of the distribution event for accounts invested under paragraph 6(a), or in an in-kind
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            payment of Common Stock for accounts invested under paragraph 6(b), as soon as practicable following a distribution event; or

      (b) In substantially equal annual installment payments (in cash or in kind, as applicable as provided in paragraph (a) above) over a period not to exceed 10 years and commencing on the January first following such distribution event. In the event an installment method is elected, undistributed sums will continue to be invested as provided in Section 6 of the Plan.

9. Hardship. Notwithstanding any provision herein to the contrary, in cases of unforeseeable emergency, a Participant may request the payment of all or any part of the Participant's account value by reason of financial hardship, to the extent reasonably necessary to satisfy the emergency need. The Committee will determine whether, in its sole judgment, such financial hardship has occurred, and if it has, may grant such request subject to such conditions as it, in its sole discretion, may determine. Any amount so paid may not be returned to an account under the Plan.

      For purposes of this paragraph "unforeseeable emergency" shall be defined as an unanticipated emergency that is caused by an event beyond the control of the Participant and that would result in severe financial hardship to the individual if early withdrawal were not permitted. The determination of whether a severe financial hardship exists shall be made in a manner consistent with section 1.457-2(h)(4) and (5) of the Income Tax Regulations or other regulations, rulings or guidance issued by the Internal Revenue Service.

10. Unfunded Status of Accounts. The account of each Participant shall constitute only a bookkeeping account of the Company for the purpose of computing entitlements under the Plan. A Participant's interest and rights in and to such accounts and the value represented thereby shall only be that of an unsecured general creditor of the Company. A Participant shall have no interest in any assets of the Company or an Employer. The Company may in its discretion establish an irrevocable grantor trust to hold common stock of Chicago Title Corporation but such trust shall constitute an unfunded arrangement and the assets of such trust shall be subject to the claims of creditors of the Company in the event of insolvency.


11. Beneficiary. Each Participant shall designate from time to time in writing on an election form filed with the Committee, one or more beneficiaries of the Participant's interest under the Plan in the event of death. If a Participant does not designate a beneficiary or such beneficiary does not survive the Participant, then Plan proceeds will be paid to the Participant's estate or legal representative. Payments to beneficiaries will be made in the same form of distribution as elected by the Participant under "Form of Distribution" on the Election Form.
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12.   Recordkeeping.  The Company shall furnish to each Participant a statement of account not less than annually.

13. Amendment and Termination. Subject to the provisions of Section 2 above, the Committee reserves the right to amend or terminate the Plan at any time for any reason.

14. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

15. Arbitration. In the event of any dispute between the Participant and the Company which is not governed by the language of the Plan and which is irreconcilable after the good faith efforts of the parties to resolve such issue, the matter shall be submitted to a mandatory arbitration under the auspices of the American Arbitration Association with the expense thereof to be borne equally by the affected parties.

16. Tax Withholding. All compensation deferred and distributable pursuant to the Plan shall be subject to applicable tax withholding requirements, and the Company is authorized to reduce the amount deferred, or the value of any account or distribution under the Plan to the extent necessary to satisfy such tax withholding obligations.


                              CHICAGO TITLE CORPORATION





                              By:   /s/  John Rau
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